Exhibit 99.1

Spartan Motors Announces Senior Leadership Appointments

CHARLOTTE, Mich., May 15, 2018 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”), a global leader in specialty chassis and vehicle design, manufacturing and assembly, today announced a series of actions to enhance the depth and bench strength of its senior leadership team, while creating a more streamlined reporting structure.

Tom Ninneman has been promoted to Chief Operating Officer of Spartan Motors. Ninneman most recently served as Spartan’s President of Fleet Vehicles & Services (FVS) for the past year and previously served as the Chief Operating Officer of Smeal Fire Apparatus Co., which was acquired in 2017. Ninneman brings over 25 years of business and leadership experience, including 10 years in custom vehicle manufacturing across the fire and emergency response, specialty vehicle, and military markets. The presidents of Fleet Vehicles and Services, Emergency Response (ER), and Specialty Chassis & Vehicles (SCV) business segments will report to Ninneman.

“We saw a need to bring greater operational expertise, structure and responsiveness to our senior management team to better prepare us to meet our 2020 goals and the actions we announced today are meant to accomplish that. We are convinced that Tom brings the exact skill set and experience we need to lead our operations, and are proud to name him our Chief Operating Officer,” said Daryl Adams, President and Chief Executive Officer. “Tom’s strong leadership in FVS over the past year, combined with his prior experience at Smeal and Oshkosh, makes him the ideal person to head up operational leadership across our organization, bringing increased agility to our senior leadership team. With the addition of a COO, we will also see enhanced alignment on operational improvements across the business while allowing our entire team to sharpen their strategic focus for the long term.”

The Company also announced that Chad Heminover has been named President, Fleet Vehicles & Services (FVS), which includes the Utilimaster® and Spartan Upfit Services go-to-market brands. Heminover most recently served as Vice President of Operations and Business Development of FVS and was previously the Business Unit President for Taylor Corporation, one of the largest print and communications services providers, where he implemented a number of business turnarounds, which resulted in enhanced efficiency and significant improvement in profitability. Over his extensive career, Heminover managed major supplier and customer relationships, as well as mergers and acquisitions, new product development and the implementation of programs to enhance employee development and retention.

“Chad is the right person to lead our FVS segment, as he brings an energetic and innovative approach to developing long-term strategic vision while managing the operational details of the day-to-day business,” added Adams. “As we look to enhance the speed of delivery on our 2020 goals, we believe it’s important to empower the next generation of leadership to build on the foundation we’ve set over the past two years. Our ultimate focus remains on profitable growth for Spartan, and we must continue to foster the dynamic leaders, like Chad, who will ultimately drive that growth.”

As a final component of the senior management transition, Spartan announced that John Slawson, President of Spartan Emergency Response, has resigned his position to pursue other interests. Tom Ninneman, Chief Operating Officer, will serve as the interim President of the ER business unit as the Company completes its search for a replacement.

Spartan Motors, Inc

“We thank John for his support in returning the Emergency Response segment to profitability in 2017, and we wish him well in his future endeavors,” added Adams. “Tom Ninneman brings a wealth of emergency response experience, having previously served as COO of Smeal, and he has my confidence in successfully leading these concurrent roles until we name a permanent replacement for ER President.”

Adams concluded, “We are pleased with these appointments, which illustrate the bench strength of our management team and adds to our confidence in our ability to achieve our 2020 goals.”

About Spartan Motors

Spartan Motors, Inc. is a leading designer, engineer, manufacturer and marketer of a broad range of specialty vehicles, specialty chassis, vehicle bodies and parts for the fleet and delivery, recreational vehicle (RV), emergency response, defense forces and contract assembly (light/medium duty truck) markets. The Company's brand names — Spartan Motors, Spartan Specialty Vehicles, Spartan Emergency Response, Spartan Parts and Accessories, Smeal and its family of brands, including Ladder Tower™ and UST®; and Utilimaster®, a Spartan Motors Company — are known for quality, durability, performance, customer service and first-to-market innovation. The Company employs approximately 2,300 associates, and operates facilities in Michigan, Indiana, Pennsylvania, Missouri, Wisconsin, Nebraska, South Dakota; Saltillo, Mexico; and Lima, Peru. Spartan reported sales of $707 million in 2017. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

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CONTACT:

Media:	Investors:
Samara Hamilton	Juris Pagrabs
Corporate Director of Marketing	Group Treasurer & Director of Investor Relations
Spartan Motors, Inc.	Spartan Motors, Inc.
samara.hamilton@spartanmotors.com	juris.pagrabs@spartanmotors.com
(517) 997-3860	(517) 997-3862

Spartan Motors, Inc